Exhibit 10.4

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (this “Agreement”), dated as of [—], 2009, is made and entered into by and between LADDER CAPITAL FINANCE LLC, a Delaware limited liability company (the “Advisor”), and LADDER CAPITAL REALTY FINANCE MANAGER LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Advisor is an affiliate of the Manager;

WHEREAS, concurrently with the execution of this Agreement, the Manager will execute a Management Agreement (the “Management Agreement”) with Ladder Capital Realty Finance Inc (the “Company”) and Ladder Capital Realty (TRS) Inc (the “TRS”), pursuant to which the Manager will provide for the day-to-day management of the operations of the Company and its subsidiaries and will be responsible for the selection, purchase and sale of the Company’s portfolio investments, the Company’s financing activities, and providing the Company with investment advisory services;

WHEREAS, the Manager desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of the Advisor and its affiliates and to have access to, among other things, the Advisor’s portfolio management, asset valuation, risk management and asset management services as well as certain administration services that the Manager may deem necessary for the performance of its duties under the Management Agreement, and to have the Advisor undertake the duties, services and functions hereinafter set forth; and

WHEREAS, the Advisor desires to render such services and perform such functions upon the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE I

Duties, Services and Functions of the Advisor

1.01. Investment Advisory Services. The Advisor hereby agrees to use its commercially reasonable efforts to perform or cause to be performed such investment advisory services for the benefit of the Manager as may be necessary for the Manager to perform its duties under the Management Agreement, including, without limitation:

(a) advising the Manager with respect to the investment guidelines, objectives, policies and strategies of the Company and its subsidiaries and the capital structure and capital raising activities of the Company and its subsidiaries;

(b) investigating, analyzing, identifying and selecting possible investment opportunities for the Company and its subsidiaries consistent with their investment guidelines, objectives, policies and strategies;

(c) advising the Manager regarding the financing activities of the Company and its subsidiaries, including the specific financing options for the Company’s investments and portfolio of assets and the offer and sale of securities publicly or privately by the Company in connection with any such structured financing;

(d) assisting the Manager in the management of the Company’s investment portfolio and assets, including, but not limited to, advising the Manager regarding the purchase, management, servicing, restructuring, modification, exchange, sale or other disposition of, and other investment opportunities in connection with, the Company’s assets, and other customary functions related to portfolio and asset management;

(e) collecting information and preparing reports pertaining to the Company’s assets, interest rates and general economic conditions and periodically reviewing and evaluating the performance of the Company’s portfolio of assets;

(f) advising and assisting the Manager with respect to the engagement of certain professionals and consultants that provide investment banking, securities brokerage, mortgage brokerage, special servicing, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) in connection with the purchase, financing and disposition of assets and the operations of the Company and its subsidiaries;

(g) providing asset valuation services with respect to the Company’s portfolio of assets and any potential investment;

(h) periodically assessing the level of risk assumed by the Company and its subsidiaries through their investments and advising the Manager with respect to risk management practices and policies; and

(i) performing such other services as may be necessary from time to time in order to enable the Manager to manage the investment portfolio and other assets of the Company and its subsidiaries in a manner consistent with the terms of, and otherwise perform its duties under, the Management Agreement.

1.02. Executive and Administrative Services.

(a) The Advisor or its affiliates shall provide the Manager with the office space, equipment, services and personnel, information technology hardware, software and network access services, and investor relations services necessary for the Manager to render services to the Company and its subsidiaries under the Management Agreement.

(b) The Advisor shall provide the Manager with a management team, including a chief executive officer, a dedicated chief financial officer and other appropriate support personnel, to provide the management services to be provided by the Manager to the Company and its subsidiaries under the Management Agreement. The members of such management team shall devote such portion of their time to the Manager as is necessary for the Manager to perform its duties under the Management Agreement. None of the members of such management team will be dedicated exclusively to the Manager, other than the dedicated chief financial officer.

(c) The Advisor shall assist and advise the Manager with respect to certain other administrative and compliance matters relating to the management by the Manager of the investment portfolio, assets and operations of the Company and its subsidiaries and the Manager’s performance of its duties generally under the Management Agreement, including, without limitation:

(i) the engagement of accountants, legal counsel, consultants and other professionals and the acquisition and maintenance of insurance, licenses, permits and approvals on behalf of the Company and its subsidiaries;

(ii) compliance with all laws, rules and regulations applicable to the Company and its subsidiaries, including the preparation of all financial statements and the preparation and filing of all reports and documents required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), or by the listing standards of the New York Stock Exchange, Inc. (the “NYSE”);

(iii) the maintenance of the Company’s qualification as a real estate investment trust (“REIT”) and monitoring compliance with the various REIT qualification tests and other rules set forth in the Internal Revenue Code of 1986, as amended, and Treasury Regulations thereunder;

(iv) the maintenance of the Company’s and its subsidiaries’ exemptions from the status as an investment company required to register under the Investment Company Act of 1940, as amended, and monitoring compliance with the requirements for maintaining such exemptions;

(v) the preparation of all tax filings and reports required to be made by the Company and its subsidiaries;

(vi) the handling and resolving of all claims, disputes or controversies (including all litigation, arbitration, settlements or other proceedings or negotiations) in which the Company and/or its subsidiaries may be involved or to which they may be subject;

(vii) investor relations policies and practices, including communications by the Company with its stockholders or market or industry analysts; and

(viii) the retention of third parties to perform Contract Services (as hereinafter defined) on behalf of the Company and its subsidiaries whenever, in the reasonable judgment of the Advisor or the Manager, such services are necessary for the Manager to perform its duties under the Management Agreement, and the monitoring of the performance of all Contract Services performed by all third parties.

As used herein, the term “Contract Services” means those third party services and products necessary for the Manager to perform its duties under the Management Agreement including, without limitation, real estate brokerage services, property and casualty insurance, financing arrangements, environmental reviews, legal services, independent public accounting services, investigators, market studies, feasibility studies, appraisal services and investment banking services. The Advisor shall use all reasonable efforts to ensure that the fees for Contract Services are at market rates or better.

1.03. Compliance with Applicable Policies and Procedures. The Advisor agrees to comply with all policies and procedures of the Company applicable to the Advisor and/or its principals, officers, directors, members, managers or employees that are adopted by the Board of Directors of the Company from time to time, including those required under the Exchange Act or the Securities Act, or by the NYSE or other stock exchange requirements, as applicable, and to take, or cause to be taken, all actions reasonably required to cause any of its principals, officers, directors, members, managers and employees, and any principals, officers or employees of its affiliates, in each case who are involved in the business and affairs of the Company, to comply with such policies and procedures to the extent applicable to such persons.

ARTICLE II

Consultation; Communication and Reporting

2.01. Current Advice and Consultation. The Advisor shall cause the Manager and the Company’s chief financial officer to be currently advised and informed of all matters involving the Advisor’s activities in connection with this Agreement and the status and activities relating to investment opportunities for the Company and its subsidiaries then under consideration. The Advisor’s management personnel shall be available at the request of the Manager for prompt consultation and shall promptly provide the Manager with all information as is requested.

2.02. Telephone Conference Meetings. The senior management personnel of the Advisor shall make themselves available for telephone conference meetings at reasonable times, from time to time, at the request of the Manager to discuss such matters relating to the business, investments and portfolio of assets of the Company and its subsidiaries, as necessary or appropriate.

2.03. Regular Reports. The Advisor shall assist and advise the Manager with respect to the preparation and distribution of all reports, information and other items disseminated by the Company to its stockholders or filed with the Securities and Exchange Commission or the NYSE (or other securities exchange on which the Company’s shares of common stock are traded).

2.04. Books and Records. The Advisor shall maintain the books and records of the Manager and shall assist and advise the Manager with respect to the maintenance of the books and records of the Company and its subsidiaries. The Manager shall have the right, at any time, to review any aspect of the Advisor’s performance under this Agreement and the Advisor shall cooperate, and cause its employees, contractors and agents to cooperate, fully in connection therewith.

ARTICLE III

Reimbursement of Expenses

3.01. Fees. The Manager shall pay to the Advisor such fees and expenses as shall be mutually agreed by the Manager and the Advisor from time to time for the services performed by the Advisor under this Agreement.

3.02. Reimbursement of Expenses. The Manager hereby agrees to periodically, but no less frequently than quarterly, reimburse the Advisor for the costs and expenses, as reasonably determined by the Advisor, incurred by the Advisor in connection with the performance of its duties under this Agreement.

ARTICLE IV

Indemnification

4.01. Indemnification.

(a) The Manager shall, to the full extent permitted by law, indemnify and hold harmless the Advisor and each officer, director, stockholder, member, manager and employee of the Advisor (each a “Covered Person”) from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with the business and operations of the Manager, the Company or its subsidiaries or any action taken or omitted by any such Covered Person by or on behalf of the Manager, the Company or its subsidiaries pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, willful misconduct, bad faith or reckless disregard of any such Covered Person’s duties under this Agreement, or a material violation by such Covered Person of the provisions of this Agreement. In the event that any Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the Advisor’s duties hereunder, the Manager will periodically reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Covered Person shall provide the Manager with an undertaking to promptly repay to the Manager the amount of any such expenses paid to it if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Manager as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Covered Person shall provide the Manager with a written affirmation that such Covered Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of the Manager to advance funds to any Covered Person shall in no way affect such Covered Person’s right to reimbursement of such costs if it is ultimately determined that such Covered Person was entitled to indemnification pursuant to the terms hereof.

(b) Any Covered Person entitled to indemnification from the Manager hereunder shall seek recovery under any insurance policies by which such Covered Person is covered and any Covered Person shall obtain the written consent of the Manager prior to entering into any compromise or settlement which would result in an obligation of the Manager to indemnify such Covered Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Covered Person from seeking indemnification pursuant to this Section 4.01. If such Covered Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Manager by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Manager in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Manager to such Covered Person) to the Manager. If the amounts in respect of which indemnification is sought to arise out of the conduct of the business and affairs of the Manager and also of any other person or entity for which the Covered Person hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Manager may be limited to the Manager’s proportionate share thereof if so determined in good faith by the Manager.

(c) The Advisor shall, to the fullest extent permitted by law, indemnify and hold harmless the Manager and its officers, directors, members, stockholders, managers and employees from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with acts of the Advisor constituting gross negligence, willful misconduct, bad faith or reckless disregard of the Advisor’s duties under this Agreement, or any claims by the Advisor’s employees relating to the terms and conditions of their employment by the Advisor.

ARTICLE V

Representations and Warranties

5.01. Representations of the Advisor. The Advisor hereby makes the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(a) The Advisor is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. The Advisor has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of the Manager (which it shall do promptly after being required to do so.)

(b) The execution, delivery, and performance of this Agreement by the Advisor have been duly authorized by all necessary action on the part of the Advisor.

(c) This Agreement constitutes a legal, valid, and binding agreement of the Advisor enforceable against the Advisor in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

ARTICLE VI

Term

6.01. Term. This Agreement shall be effective as of the date first written above and shall terminate on the first to occur of any of the following events:

(a) Immediately upon the execution by all parties hereto of a written agreement to terminate this Agreement (or upon the effective date of such termination as specified in such written agreement), provided, however, that such termination shall not be effective unless and until it has been consented to by a majority of the Company’s independent directors; or

(b) At such time as either (i) the Management Agreement is terminated by any party thereto, for any reason, or (ii) the Manager ceases to be the manager of Company and its subsidiaries for any reason.

6.02. Advisor’s Obligations after Termination. Upon expiration, dissolution or termination of this Agreement for any reason, the Advisor shall deliver to the Manager, or its nominee, all materials and supplies and all funds in its possession belonging to the Manager, the Company or its subsidiaries or received by the Advisor pursuant to the terms of this Agreement.

6.03. Rights of Termination. If this Agreement is terminated, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 3.01, 3.02, 4.01 and 7.08.

6.04. Other Activities of the Advisor. Nothing in this Agreement shall (i) prevent the Advisor or any of its affiliates, officers, directors, employees or personnel from engaging in other businesses or from rendering services of any kind to any other person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other person or entity are similar to those of the Company or (ii) in any way bind or restrict the Advisor or any of its affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its affiliates, officers, directors, employees or personnel may be acting.

ARTICLE VII

Miscellaneous Provisions

7.01. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party; provided that any assignment by the Advisor to any affiliate of the Manager shall be deemed approved for purposes of this Section 7.

7.02. Notice.

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addressess:

If to the Advisor, to:

Ladder Capital Finance LLC

600 Lexington Avenue, 23rd floor

New York, New York 10022

Attention: Pamela McCormack

If to the Manager:

Ladder Capital Realty Finance Manager LLC

600 Lexington Avenue, 23rd floor

New York, New York 10022

Attention: Pamela McCormack

(b) All notices, demands and requests to be sent to a party hereto pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, addressed to such party, (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested or (iv) transmitted via facsimile or other similar device to the attention of such party.

(c) All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four (24) hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight (48) hours after being deposited in the United States mail, or (iv) three (3) hours after being transmitted via facsimile or otherwise transmitted and receipt has been confirmed.

7.03. Binding Nature of Agreement; Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Sections 1.03, 6.01, 7.03 and 7.05 (which are intended to be for the benefit of the Company and may be enforced by the Company as a third party beneficiary).

7.04. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

7.05. Amendments. This Agreement may be amended or modified only by an agreement in writing signed by both parties hereto. Notwithstanding the foregoing, Sections 1.03, 6.01, 7.03 and this Section 7.05 may be amended or modified only by an agreement in writing signed by both parties hereto which has been approved by a majority of the Company’s independent directors.

7.06. Independent Contractor. The relationship between the Advisor and the Manager created by this Agreement is a contractual relationship. The parties intend that the Advisor shall be an independent contractor of the Manager. Nothing in this Agreement creates or is intended to create a partnership, agency, joint venture or any similar relationship between the parties hereto or between any other parties.

7.07. No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

7.08. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

7.09. Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

7.10. Conflicts. In the case of any conflicts between the provisions of this Agreement and the provisions of the Management Agreement, the provisions of the Management Agreement shall control.

7.11. Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

7.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

ADVISOR

Address:	LADDER CAPITAL FINANCE LLC,
600 Lexington Avenue, 23rd Floor	a Delaware limited liability company
New York, New York 10022

By:
Title:

MANAGER

Address:	LADDER CAPITAL REALTY
600 Lexington Avenue, 23rd Floor	FINANCE MANAGER LLC,
New York, New York 10022	a Delaware limited liability company

By:
Title: